List of Subsidiaries
                                  (Exhibit 21)





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                              LIST OF SUBSIDIARIES


1.   Retirement Partnership, Ltd., a Delaware Limited Partnership, 99% owned.

2.   HealthCare Properties, L.P., a Delaware Limited Partnership, 56% owned.


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